SALIENT CAPITAL ADVISORS, LLC

April 25, 2011

To the Trustees of:

Salient MLP & Energy Infrastructure Fund

4265 San Felipe Suite 800

Houston, Texas 77027

Re: Advisory Fee Waiver Agreement

With reference to the Investment Advisory Agreement entered into by Salient Capital Advisors, LLC (the “Advisor”) and Salient MLP & Energy Infrastructure Fund (the “Fund”), on the 25th day of April, 2011, we hereby notify you as follows:

1. The Advisor agrees to waive and/or reimburse the Fund for its management fee in an amount equal on an annual basis to 0.20% of the Fund’s average monthly total assets for the first 24 months following the Fund’s initial public offering.

2. During the periods covered by this letter agreement, the fee waiver arrangement set forth above for the Fund may only be modified by a majority vote of the trustees of the Fund who are not “interested persons” (as defined under the Investment Company Act of 1940, as amended (the “1940 Act”) affected.

3. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-2 for the above referenced Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

[Remainder of page left blank intentionally]

Very truly yours,

SALIENT CAPITAL ADVISORS, LLC

By:	/s/ Gregory A. Reid
Gregory A. Reid President and chief Executive Officer – MLP Business

ACCEPTED AND AGREED TO ON BEHALF OF:

Salient MLP & Energy Infrastructure Fund

By:	/s/ Gregory A. Reid
Gregory A. Reid President